                                   Exhibit 12.
                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                                           Three
                                                                           Months
                                                                           Ended
                                     Year Ended December 31,              March 31,
                              -----------------------------------------   --------
                                1990     1991     1992     1993     1994      1995
                              ------   ------   ------   ------   ------    ------

Income Before Change in
  Accounting Principle(s)..   $1,929   $1,920   $1,308   $2,084   $1,759    $  636
Add:
Income taxes ..............    2,515    2,105    1,567    1,931    1,919       594
Portion of rents
  representative of
  interest factor .........      342      344      319      339      340        85
Interest and debt
  discount expense ........      700      713      612      529(a)   461       115
Earnings (greater) less
  than dividends from
  equity affiliates........     (100)    (151)      36      265      (40)      (19)
                              ------   ------   ------   ------   ------    ------

Income as Adjusted ........   $5,386   $4,931   $3,842   $5,148   $4,439    $1,411
                              ======   ======   ======   ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ........   $  700   $  713   $  612   $  529(a)$  461    $  115
Capitalized interest ......        7       20       42       42       37         7
Portion of rents
  representative of
  interest factor .........      342      344      319      339      340        85
                              ------   ------   ------   ------   ------    ------
Total Fixed Charges .......   $1,049   $1,077   $  973   $  910   $  838    $  207
                              ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges ...........      5.1      4.6      3.9      5.7(a)   5.3       6.8
                              ======   ======   ======   ======   ======    ======


Note:
  For the years ended December 31, 1991, 1992, 1993, 1994 and the three months ended March 31, 1995, Fixed Charges exclude $42 million, $37 million,
$31 million, $37 million and $7 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Owner-ship Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.


MOBIL                             - 18 -